ImmuCell Announces Financial Results for First Quarter of 2010

PORTLAND, ME -- (Marketwire - May 06, 2010) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter ended March 31, 2010.

For the three-month period ended March 31, 2010, product sales decreased by 10%, or $149,000, to $1,312,000 in comparison to the same period in 2009. Domestic sales increased by approximately 4%, but this increase was more than offset by a decline in foreign sales.

"We are fortunate to see a 4% increase in our domestic product sales given the current state of the dairy economy, but we continue to be affected by volatility in our foreign sales," commented Michael F. Brigham, President and CEO. "We believe that the stability of our domestic First Defense® business, at a time when our customers are taking cost-cutting measures, demonstrates the value of this technology. At the same time, we continue to push aggressively to complete the submissions of the Technical Sections to the FDA that are necessary for regulatory review of Mast Out®."

Product development expenses decreased by 6%, or $27,000, to $405,000 during the three-month period ended March 31, 2010 in comparison to the same period in 2009. Product development expenses amounted to 31% and 30% of product sales during the quarters ended March 31, 2010 and 2009, respectively.

The loss before income taxes was $(65,000) during the three-month period ended March 31, 2010 in comparison to a loss before income taxes of $(36,000) during the same period in 2009. The net loss was $(53,000), or $(0.02) per share, during the three-month period ended March 31, 2010 in comparison to a net loss of $(35,000), or $(0.01) per share, during the same period in 2009.

Cash, cash equivalents and short-term investments decreased by 5%, or $246,000, to $4,339,000 at March 31, 2010 as compared to $4,585,000 at December 31, 2009. Stockholders' equity decreased by less than 1%, or $39,000, to $9,583,000 at March 31, 2010 as compared to $9,622,000 at December 31, 2009. The Company had 2,971,000 shares of common stock outstanding as of March 31, 2010.

                                                          (Unaudited)
                                                       Three Months Ended
                                                            March 31,
                                                     ----------------------
(In thousands, except per share amounts)                2010        2009
                                                     ----------  ----------
Revenues:
Product Sales                                            $1,312      $1,460
Other Revenues                                               --           1
                                                     ----------  ----------
Total Revenues                                            1,312       1,461

Cost and expenses:
Product costs                                               573         740
Product development expenses                                405         432
Sales, marketing and administrative expenses                408         362
                                                     ----------  ----------
Total costs and expenses                                  1,386       1,534
                                                     ----------  ----------

Net operating loss                                          (74)        (73)

Interest and other income                                     9          36
                                                     ----------  ----------

Loss before income taxes                                    (65)        (37)
Income tax benefit                                           12           2
                                                     ----------  ----------
Net loss                                                  $ (53)      $ (35)
                                                     ==========  ==========

Net loss per common share:
Basic                                                    $(0.02)     $(0.01)
Diluted                                                  $(0.02)     $(0.01)
                                                     ==========  ==========

Weighted average common shares outstanding:
Basic                                                     2,971       2,923
Diluted                                                   2,971       2,923

                                                   At March 31,  At December
(In thousands)                                         2010       31, 2009
                                                   ------------ ------------
Cash, cash equivalents and short-term investments       $ 4,339       $4,585
Total assets                                              9,955        9,985
Net working capital                                       5,928        5,944
Stockholders' equity                                    $ 9,583       $9,622

Our purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our revised web-site (http://www.immucell.com) that was launched on January 28, 2010.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106